Exhibit 3.2

AMENDMENT NO. 4 TO

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS, L.P.

This Amendment No. 4 (this “Amendment No. 4”) to the Fourth Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of April 28, 2017 (as amended to date, the “Partnership Agreement”), is hereby adopted effective as of October 19, 2018 by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as the general partner of the Partnership. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Partnership Agreement.

WHEREAS, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement pursuant to: (i) Section 13.1(a) to reflect a change in the name of the Partnership, and (ii) Section 13(d)(i) to reflect any amendment that does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, in connection with the transactions contemplated by that certain Merger Agreement, dated as of August 1, 2018 (the “Merger Agreement”), by and among the Partnership, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), LE GP, LLC, a Delaware limited liability company and the general partner of ETE (“ETE GP”), Streamline Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of ETE (“Merger Sub”), and Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of the General Partner (“ETP GP LLC”), subject to the terms and conditions as more specifically set forth therein, Merger Sub shall merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a subsidiary of ETE and prior to the consummation of the Merger, (i) ETP GP LLC will cause the conversion of the ETP Incentive Distribution Rights into, or cause the Partnership to purchase the ETP Incentive Distribution Rights in exchange for, a certain number of Common Units (the “IDR Conversion”) and thereafter the ETP Incentive Distribution Rights will be cancelled, (ii) ETP GP LLC will cause the cancellation of the Class I Units and Class J Units (the “Class I and J Cancellation”) and (iii) ETP GP LLC will cause the conversion of the approximate 0.33% economic General Partner Interest to a non-economic General Partner Interest and cause the Partnership to issue to the General Partner a certain number of Common Units in exchange therefor (collectively, the “Pre-Closing Transactions”);

WHEREAS, ETE, in its capacity as sole member of ETP GP LLC and the sole holder of the Class I Units and Class J Units, has approved and consented to the Merger Agreement and the transactions contemplated thereby, including the Pre-Closing Transactions; and

WHEREAS, the General Partner has determined, (i) to change the name of the Partnership to Energy Transfer Operating, L.P., and (ii) pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, BE IT RESOLVED, that the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendments.

a.

The Partnership Agreement is hereby amended to remove all references to (i) the ETP Incentive Distribution Rights to reflect the IDR Conversion and (ii) the Class I Units and the Class J Units to reflect the Class I and J Cancellation. For the avoidance of doubt, from the date hereof, effective immediately upon the IDR Conversion and the Class I and J Cancellation, the ETP Incentive Distribution Rights, the Class I Units and the Class J Units shall be cancelled and cease to exist and shall receive no allocations or distributions in respect thereof for any purposes (including pursuant to Article VI of the Partnership Agreement); provided that the entire amounts otherwise allocable to the Class I Units and Class J Units pursuant to Section 5.13(b)(ii)(B) and Section 5.14(b)(ii)(B) of the Partnership Agreement, respectively, with respect to the 2018 calendar year shall be allocated to the Class I Units and Class J Units prior to the Class I and J Unit Cancellation.

b.

From the date hereof, effective immediately upon the consummation of the Pre-Closing Transactions, the General Partner Interest shall be a non-economic General Partner Interest and the General Partner’s Percentage Interest shall be zero percent (0%). The General Partner shall continue as the general partner of the Partnership and the Partnership shall continue without dissolution. The second sentence of Section 5.8 of the Partnership Agreement shall be deleted in its entirety and the section heading shall be retitled “No Preemptive Rights.”

c.

Effective as of the effective time of the Merger, the name of the Partnership shall be changed from “Energy Transfer Partners, L.P.” to “Energy Transfer Operating, L.P.” All references in the Partnership Agreement to “Energy Transfer Partners, L.P.” shall be deleted and “Energy Transfer Operating, L.P.” is hereby substituted in lieu thereof.

Section 2. Ratification of Partnership Agreement. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment No. 4 shall be governed by, and interpreted in accordance with the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Section 4. Severability of Provision. Each provision of this Amendment No. 4 shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment No. 4 that are valid, enforceable and legal.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment No. 4 has been executed as of the date first written above.

GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By: ENERGY TRANSFER PARTNERS, L.L.C.,
its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

SIGNATURE PAGE TO

AMENDMENT NO. 4 TO

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

ENERGY TRANSFER PARTNERS, L.P.